Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2013 Results
Provides Initial Operating Targets for 2014

Addison, TX - (Business Wire) - November 5, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the third quarter of 2013 which ended on September 29, 2013. The Company also provided initial operating targets for 2014.

Highlights of Third Quarter 2013 Results Include:

▪	Total revenues increased 9.8% to $140.7 million, compared to $128.2 million in the prior year period;

▪	Comparable restaurant sales increased 6.5% at Pollo Tropical and 1.8% at Taco Cabana;

▪	Comparable restaurant guest traffic increased 3.2% at Pollo Tropical and decreased 0.1% at Taco Cabana;

▪	Four company-owned Pollo Tropical restaurants were opened; and

▪	Net income increased 38.2% to $5.0 million, or $0.21 per diluted share, compared to net income of $3.6 million, or $0.16 per diluted share, in the third quarter of 2012.

Tim Taft, President and Chief Executive Officer of Fiesta, commented, “We had an exceptionally strong third quarter characterized by positive comparable restaurant sales, increased restaurant-level profitability and meaningful growth in earnings per share Additionally, the infrastructure investments we’ve made have enabled us to substantially complete the administrative transition from Carrols while further providing ongoing support to our growing restaurant footprint. We expect to end 2013 with 18 new company-owned restaurants, of which 12 are Pollo Tropical and six are Taco Cabana.”

Taft concluded, “We are optimistic about 2014 as we continue to implement our long-term business plan. In addition to backfilling Pollo Tropical in Florida, we are also building our presence in Georgia and Tennessee. The restaurants in these markets are already generating healthy sales volumes despite not having yet achieved media efficiency. In 2014, we expect to nearly double the pace of Company-owned Pollo Tropical restaurant openings which will include our first Texas-based Pollo Tropical restaurant, in Dallas. Development of Taco Cabana restaurants was limited to Texas in 2013, but next year we will be entering Georgia with our new elevated concept that we believe will emerge as a growth vehicle for the Taco Cabana concept outside of Texas. Above all, we are fortunate to have two concepts that possess significant brand equity and are positioned to make meaningful contributions to our success.”

Third Quarter 2013 Financial Review
Consolidated Results
Total revenues increased 9.8% in the third quarter of 2013 to $140.7 million from $128.2 million in the third quarter of 2012. Restaurant sales in the third quarter of 2013 increased 9.7% to $140.1 million from $127.6 million in the third quarter of 2012 due to the opening of new company-owned restaurants and comparable restaurant sales growth.

Cost of sales increased slightly as a percentage of restaurant sales in the third quarter of 2013 compared to the prior year period as supply chain management initiatives and modest price increases largely mitigated commodity cost increases.

Restaurant wages and related expenses improved slightly as a percentage of restaurant sales in the third quarter of 2013 compared to the prior year period primarily due to the favorable impact of sales increases on fixed costs and lower workers' compensation claims, partially offset by higher medical and other benefits costs.

Other restaurant operating expenses increased slightly as a percentage of restaurant sales in the third quarter of 2013 compared to the prior year period primarily due to higher insurance costs. Pre-opening costs increased by $0.4 million due to one additional company-owned restaurant opening compared to the prior year period and expenses incurred for future openings. Rent expense held steady as a percentage of restaurant sales.

General and administrative expenses increased $0.5 million to $11.7 million in the third quarter of 2013 from $11.2 million in the third quarter of 2012, primarily due to Fiesta employee additions and costs incurred relating to the transition of various functions from the Company's former parent company, Carrols Restaurant Group, Inc.

Depreciation and amortization increased $0.6 million to $5.1 million in the third quarter of 2013 compared to $4.5 million in the prior year period. This increase was due to new company-owned restaurant development as well as restaurant remodeling expenditures.

Impairment and other lease charges in the third quarter of 2013 consisted of $0.3 million of lease charge recoveries related to previously closed locations.

Interest expense decreased $0.6 million to $4.5 million in the third quarter of 2013 from $5.0 million in the third quarter 2012 due to the year to date capitalization of interest, of which a portion is attributable to the first and second quarters, driven by an increase in new store construction.

The provision for income taxes in the third quarter of 2013 was derived using an estimated annual effective income tax rate of 36.5% for 2013, while the provision for income taxes for the third quarter of 2012 was derived using an estimated annual effective income tax rate of 39.3%, both excluding discrete items. The estimated effective annual income tax rate for 2013 is lower than the effective annual income tax rate estimated in the third quarter of 2012, primarily due to the effect of the Work Opportunity Tax Credit that was renewed in early 2013.

Net income increased $1.4 million to $5.0 million in the third quarter of 2013, or $0.21 per diluted share, compared to net income of $3.6 million, or $0.16 per diluted share, in the third quarter of 2012.

Brand Results
Pollo Tropical restaurant sales increased 15.1% to $66.0 million in the third quarter of 2013 from $57.4 million in the third quarter of 2012 due to a comparable restaurant sales increase of 6.5% along with a net increase in the number of company-owned restaurants. The growth in comparable restaurant sales resulted from a 3.2% increase in guest traffic along with a 3.3% increase in average check. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased to $10.7 million in the third quarter of 2013 from $9.1 million in the third quarter of 2012.

Taco Cabana restaurant sales increased 5.4% to $74.1 million in the third quarter of 2013 from $70.3 million in the third quarter of 2012 due to a comparable restaurant sales increase of 1.8% along with a net increase in the number of company-owned restaurants. The growth in comparable restaurant sales resulted from a 1.9% increase in average check partially offset by a slight decrease of 0.1% in guest traffic. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased to $6.8 million in the third quarter of 2013 from $6.7 million in the third quarter of 2012.

Restaurant Development
During the third quarter of 2013, Fiesta opened four new company-owned Pollo Tropical restaurants located in Alpharetta, Georgia; Brandon and Stuart, Florida; and Franklin, Tennessee. International franchised Pollo Tropical restaurants were also opened in the Dominican Republic and Trinidad & Tobago.

As of September 29, 2013, the Company owned and operated 100 Pollo Tropical restaurants and 164 Taco Cabana restaurants and franchised 38 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, India, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic, and eight Taco Cabana restaurants in the U.S.

2014 Initial Operating Targets
Initial operating targets expected in fiscal 2014 are as follows:

•	Comparable restaurant sales growth of 3% to 5% for Pollo Tropical;

•	Comparable restaurant sales growth of 1.5% to 3.5% at Taco Cabana;

•	20 to 22 new Company-owned restaurant openings for Pollo Tropical and two to four new Company-owned restaurant openings for Taco Cabana;

•	General and administrative expenses of approximately $48 million to $50 million;

•	An effective tax rate of approximately 37% to 38%, assuming the reinstatement of the Work Opportunity Tax Credit in 2014; and

•	Capital expenditures between $60 million and $65 million.

Investor Conference Call Today
Fiesta will host a conference call to review third quarter 2013 results today at 4:30 PM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-437-9481 or for international callers by dialing 719-325-2322. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 2557091. The replay will be available until Tuesday, November 12, 2013.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 310 restaurants in the U.S and internationally as of September 29, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)

	(unaudited)		(unaudited)
	Three months ended (a)		Nine months ended (a)
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Revenues:
Restaurant sales	$140,069	$127,648	$413,435	$381,422
Franchise royalty revenues and fees	609	525	1,747	1,726
Total revenues	140,678	128,173	415,182	383,148
Costs and expenses:
Cost of sales	45,162	41,021	132,891	123,106
Restaurant wages and related expenses (b)	36,979	33,860	107,914	101,821
Restaurant rent expense (c)	6,853	6,224	19,699	15,421
Other restaurant operating expenses	18,283	16,529	51,786	48,119
Advertising expense	4,271	3,757	13,275	11,923
General and administrative expenses (b)(d)(e)	11,685	11,198	35,895	32,800
Depreciation and amortization (c)	5,129	4,486	15,117	13,703
Pre-opening costs	590	232	2,379	1,056
Impairment and other lease charges (f)	(312)	(45)	239	6,816
Other income	(57)	—	(554)	—
Total costs and expenses	128,583	117,262	378,641	354,765
Income from operations	12,095	10,911	36,541	28,383
Interest expense (c)	4,457	5,036	14,475	19,334
Income before income taxes	7,638	5,875	22,066	9,049
Provision for income taxes	2,596	2,226	7,256	3,344
Net income	$5,042	$3,649	$14,810	$5,705

Basic and diluted net income per share (g)	$0.21	$0.16	$0.63	$0.25

Basic and diluted weighted average common shares outstanding	22,986,615	22,747,044	22,921,233	22,937,270

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended September 29, 2013 and September 30, 2012 included 13 weeks and 39 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $1 and $1 for the three month periods ended September 29, 2013 and September 30, 2012, respectively, and $2 and $9 for the nine months periods ended September 29, 2013 and September 30, 2012, respectively. General and administrative expenses include stock-based compensation expense of $657 and $379 for the three month periods ended September 29, 2013 and September 30, 2012, respectively, and $1,677 and $1,594 for the nine month periods ended September 29, 2013 and September 30, 2012, respectively.

(c) Prior to the spin-off from Carrols Restaurant Group, Inc. ("Carrols"), certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties have been sold in qualifying sale-leaseback transactions. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $2.8 million higher, depreciation expense was $0.7 million lower, and interest expense was $3.9 million lower in the nine month period ended September 29, 2013 as compared to the nine month period ended September 30, 2012.

(d) General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under a transition services agreement) or third parties.

(e) General and administrative expenses for the nine months ended September 29, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in the offering.

(f) Impairment and other lease charges in the nine months ended September 29, 2013 include an impairment charge related to a Taco Cabana location and lease charge recoveries, net of lease charges, related to previously closed locations. Impairment and other lease charges in the nine months ended September 30, 2012 consisted of asset impairment charges and lease charges, net of recoveries, associated with the closure of five Pollo Tropical restaurants in New Jersey two Taco Cabana restaurants and a Pollo Tropical restaurant.

(g) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's unaudited financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 2013.

Fiesta Restaurant Group, Inc. Condensed Consolidated Balance Sheet (in thousands) (unaudited)

	September 29, 2013	December 30, 2012

Assets
Cash	$5,886	$15,533
Other current assets	18,883	15,424
Property and equipment, net	144,407	126,516
Goodwill	123,484	123,484
Intangible assets, net	141	202
Deferred income taxes	12,642	13,101
Deferred financing costs, net	4,511	5,690
Other assets	3,308	3,779
Total assets	$313,262	$303,729

Liabilities and Stockholders' Equity
Current liabilities	$34,812	$41,278
Long-term debt, net of current portion	200,847	200,889
Lease financing obligations	3,035	3,029
Deferred income sale-leaseback of real estate	34,696	36,096
Other liabilities	11,957	11,933
Total liabilities	285,347	293,225
Stockholders' equity	27,915	10,504
Total liabilities and stockholders' equity	$313,262	$303,729

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Segment Revenues:
Pollo Tropical	$66,478	$57,784	$193,752	$172,808
Taco Cabana	74,200	70,389	221,430	210,340
Total revenues	140,678	128,173	415,182	383,148

Change in comparable restaurant sales (a):
Pollo Tropical	6.5%	7.0%	5.5%	8.1%
Taco Cabana	1.8%	1.8%	1.6%	4.1%

Average Sales per Company-Owned Restaurant (b):
Pollo Tropical	$667	$638	$2,025	$1,916
Taco Cabana	452	442	1,357	1,330

Income (loss) before income taxes:
Pollo Tropical	$6,132	$4,523	$19,083	$9,626
Taco Cabana	1,506	1,357	2,983	(572)

Adjusted EBITDA (c):
Pollo Tropical	$10,709	$9,079	$32,487	$30,743
Taco Cabana	6,804	6,653	20,535	19,762

Number of Company-Owned Restaurants:
Pollo Tropical	100	90	100	90
Taco Cabana	164	160	164	160
Total company-owned restaurants	264	250	264	250

Company-Owned Restaurant Openings:
Pollo Tropical	4	1	10	4
Taco Cabana	—	2	5	3
Total new restaurant openings	4	3	15	7

Company-Owned Restaurant Closings:
Pollo Tropical	—	—	(1)	(5)
Taco Cabana	—	—	(1)	(1)
Net change in restaurants	4	3	13	1

Number of Franchised Restaurants:
Pollo Tropical	38	35	38	35
Taco Cabana	8	5	8	5
Total franchised restaurants	46	40	46	40

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b) Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation of Adjusted EBITDA to net income in the table on the following page of this release. Adjusted EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted EBITDA is used because it is a measure of segment profit or loss reported to our chief operating decision maker along with earnings before taxes for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands, except per share amounts):

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Adjusted EBITDA (both on a consolidated basis and on a segment basis) to net income (i) provides useful information about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measure is not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also this measure may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Adjusted EBITDA:
Pollo Tropical	$10,709	$9,079	$32,487	$30,743
Taco Cabana	6,804	6,653	20,535	19,762
Consolidated	17,513	15,732	53,022	50,505
Less:
Depreciation and amortization	5,129	4,486	15,117	13,703
Impairment and other lease charges	(312)	(45)	239	6,816
Interest expense	4,457	5,036	14,475	19,334
Provision for income taxes	2,596	2,226	7,256	3,344
Stock-based compensation	658	380	1,679	1,603
Other income	(57)	—	(554)	—
Net income	$5,042	$3,649	$14,810	$5,705

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